SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

(AMENDMENT NO. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 16, 2004

Date of Report
(Date of earliest event reported)

SMTEK INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-08101	33-0213512
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

200 Science Drive, Moorpark, CA  93021

(Address of Principal Executive Offices, including Zip Code)

(805) 532-2800

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On November 17, 2004, SMTEK International, Inc., a Delaware corporation (“SMTEK”) announced that it had entered into an Agreement and Plan of Merger, dated as of November 16, 2004 (the “Merger Agreement”), with CTS Corporation, an Indiana corporation (“CTS”) and Cardinal Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of CTS (“Merger Sub”), pursuant to which Merger Sub will merge with and into SMTEK (the “Merger”), with SMTEK continuing as the surviving corporation.  As a result of the Merger, SMTEK will become a wholly-owned subsidiary of CTS.

Under the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of SMTEK common stock, with certain exceptions, will be converted into the right to receive $10.725 in cash and a number of shares of common stock of CTS equal in value to between $3.475 and $4.275, as determined according to a formula set forth in the Merger Agreement.  Based upon the foregoing, the total value of the merger consideration would be between $14.20 and $15.00 per share of SMTEK common stock if the maximum exchange ratio, as described below, is not reached.

Subsequently, on December 15, 2004, it was determined that the total value per share of the merger consideration will be fixed at $14.2559, comprised of $10.725 in cash and $3.5309 worth of CTS common stock.  The per share value for the stock component of the merger consideration was determined based on the formula established in the CTS / SMTEK merger agreement dated November 17, 2004.  The number of shares of CTS common stock to be received for each share of SMTEK common stock outstanding will be determined by dividing the $3.5309 per share value of the stock component of the merger consideration by the volume weighted average price for the CTS common stock over the twenty trading days immediately prior to the closing of the merger.

Item 8.01.                                          Other Events

On December 17, 2004, SMTEK issued a press release announcing the price per share for the Merger Agreement, which is filed as an exhibit hereto.

Item 9.01.                                          Financial Statements and Exhibits

(c)                                  Exhibits

99.1                           Press release issued by SMTEK International, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTEK INTERNATIONAL, INC.

Dated: December 17, 2004	By	/s/ Kirk Waldron
Kirk Waldron
Interim President, Chief Financial Officer and Secretary

Index to Exhibits

Exhibit Number	Description

99.1	Press release issued by SMTEK International, Inc.